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                                 EXHIBIT 99


  [AAMES FINANCIAL CORPORATION LOGO]


                                      Contact:   David Sklar
                                                 Aames Financial Corporation
                                                 (323) 210-5311



FOR IMMEDIATE RELEASE


          AAMES ANNOUNCES THE SALE OF SERVICING ADVANCE RECEIVABLES


     LOS ANGELES, CALIFORNIA, FEBRUARY 25, 2000--AAMES FINANCIAL CORPORATION (NYSE:AAM), a leader in subprime home equity lending, today announced a sale of certain servicing advance receivables, and the inclusion of the Company's two most recent securitizations in the structure the Company put in place in June, 1999, to monetize its servicing advance receivables and reduce the burden of making future advances on the loans in the Company's servicing portfolio. In connection with the sale of the advances, the Company received approximately $15 million.

     A. Jay Meyerson, Aames' chief executive officer, stated, "This sale is another step by the Company to improve its liquidity and cash flow position. The Company has been pleased with the performance of the servicing advance funding structure since last June in improving cash flow and reducing mid-month servicing advance requirements."

     Aames Financial Corporation is a leading home equity lender, and at December 31, 1999 operated 105 retail Aames Home Loan offices and 21 wholesale branches nationwide.

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     From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in our securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans we sell; government regulation; changes in federal income tax laws; Year 2000 compliance; our ability to pay dividends and the concentrated ownership of our controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations--Risk Factors" in the Company's Annual Report on Form 10-K and 10-K/A for the fiscal year ended June 30, 1999 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of
Operations--Risk Factors" in Form 10-Q for the quarter ended September 30, 1999, and subsequent Company Filings with the United States Securities and Exchange Commission.

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